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                                                                    EXHIBIT 99.1
Monday October 2

STATION CASINOS CLOSES PURCHASE OF SANTA FE HOTEL & CASINO

LAS VEGAS, Oct. 2 /PRNewswire/ -- Station Casinos, Inc. (NYSE: STN - NEWS; "Station" or "the Company") today announced that it consummated its $205 million acquisition of the Santa Fe Hotel & Casino in northwest Las Vegas. The Company took possession of the property at noon (PDT) and immediately began its previously announced renovation and expansion plan. It will reopen 8 p.m. (PDT) tonight as Santa Fe Station.

Portions of the casino, as well as the hotel, the bowling center and the ice rink will remain open during the renovation, which will take approximately 60 to 90 days to complete. It will include a complete refurbishment of the casino and all public areas. Approximately 400 new slot machines will be added, increasing the gaming capacity to approximately 2,000 machines. The expansion of the hotel/casino will begin in January 2001 and be complete by mid-summer 2001. It will include the addition of a 1,600-space parking garage, a new buffet and a new 24-hour cafe. The renovation and expansion will cost approximately $40 million.

Station Casinos, Inc. is a multi-jurisdictional gaming company headquartered in Las Vegas where it owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Texas Station Gambling Hall & Hotel, the Wild Wild West Gambling Hall & Hotel and Sunset Station Hotel & Casino in Henderson, Nev., as well as slot route management services in Clark County, Nev. The Company also owns and operates Station Casino Kansas City, a gaming and entertainment complex in Kansas City, Mo., and Station Casino St. Charles, a gaming and entertainment complex in St. Charles, Mo., near St. Louis.

This press release may be deemed to contain certain forward-looking statements with respect to the business, financial condition and results of operations of the Company which involve risks and uncertainties including, but not limited to, licensing and other regulatory risks. Further information on potential factors which could effect the business, financial condition and results of operations of the Company, are included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and its Registration Statement on Form S-4 File No. 333-45188.




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